Exhibit 99.1

For Immediate Release

Eagle Pharmaceuticals, Inc. Reports Second Quarter 2014 Results

WOODCLIFF LAKE, NJ— May 14, 2014 — Eagle Pharmaceuticals, Inc. (“Eagle” or “the Company”) (Nasdaq: EGRX) today announced its financial results for the three-month period ended March 31, 2014.  This marks the first period for which Eagle is reporting financial results as a public company. Second quarter 2014 highlights include:

•            PDUFA (“Prescription Drug User Fee Act”) date of July 6, 2014 set for bendamustine Ready-to-Dilute (“RTD”) for the treatment of Chronic Lymphocytic Leukemia (“CLL”) and indolent B-cell Non-Hodgkin’s Lymphoma (“NHL”).

•            Enrollment continues in the clinical trial of our bendamustine low-volume, shorter infusion time product.  To date, Eagle has dosed over 40 patients and anticipates the last patient will receive their last dose in August.

•            The U.S. Food and Drug Administration (“FDA”) granted priority review to our New Drug Application (“NDA”) for Ryanodex®, our enhanced formulation of dantrolene sodium for injectable suspension (“dantrolene”) for use in malignant hypothermia (“MH”); the PDUFA date is July 22, 2014.

•            The U.S. Patent and Trademark Office (“USPTO”) issued a patent for Ryanodex for treatment of heat stroke.

•            The Company expects to begin dosing exertional heat stroke (“EHS”) patients later this year, in a pilot study.

•            Successfully completed three registration batches of Ready-to-Use (“RTU”) liquid bivalirudin required for our NDA submission.

•            Filed an additional patent for RTU bivalirudin.

•            Argatroban market share increased to 30% during the quarter.

•            Total revenue increased to $5.0 million compared to $2.5 million for the second quarter of 2013.

•            Net loss improved to $3.2 million compared to a net loss of $5.6 million for the second quarter of 2013.

•            Strengthened the balance sheet with $46.1 million in aggregate net proceeds from our initial public offering, (including subsequent exercise of the underwriter’s over-allotment option (less the underwriter discount) and exercise of Series C preferred stock warrants). As of March 31, 2014 the Company had $54.9 million in cash and cash equivalents and a working capital surplus of $44.3 million.

“We significantly advanced the development of multiple core product candidates during the second quarter of 2014, and look forward to PDUFA dates for two of our products, Ryanodex and bendamustine RTD, in July,” said Scott Tarriff, President and Chief Executive Officer.  “If approved, we believe these novel products will offer significant benefits to patients and healthcare providers over currently available injectable forms of these drugs.

In addition to these important regulatory events, upcoming milestones enabled by our progress include completion of the treatment portion of the ongoing clinical trial evaluating lower-volume, shorter-infusion bendamustine this summer, and dosing the first exertional heat stroke patient with Ryanodex in the fourth quarter of this year.  We plan to submit an NDA for our novel RTU bivalirudin liquid and to file for approvals of Ryanodex with the European Medicines Agency by mid-2015.

We are developing products that address the shortcomings of existing injectable products in proven markets.  Ultimately, we believe utilizing the 505(b)(2) pathway will allow our products to reach critical care and oncology patients sooner,” concluded Tarriff.

Second Quarter 2014 Financial Results

Total revenue increased by $2.5 million for the three months ended March 31, 2014 to $5.0 million, as compared to $2.5 million for the three months ended March 31, 2013. A summary of total revenue is outlined below (in millions except share and per share data):

	Three Months Ended March 31,
	2014	2013	Increase
Product sales	$1.1	$0.9	$0.2
Royalty income	3.6	1.6	2.0
Other income	0.3	0.0	0.3
Total revenue	$5.0	$2.5	$2.5

Our product sales and royalty income are derived from the sale of argatroban to, and the resale of this product by, two commercial partners.  The increase in total revenue was due to greater market penetration by one of our partners and higher royalty income from the end use sales of argatroban by our commercial partners.

Cost of net revenues increased by $2.0 million to $3.4 million in the three months ended March 31, 2014 from $1.3 million in the three months ended March 31, 2013 as a result of the increase in product sales of argatroban and royalty expense associated with our commercial and development partners.

Research and development expenses increased by $1.3 million for the three months ended March 31, 2014 to $3.8 million, compared to $2.5 million in the three months ended March 31, 2013.  The increase was a result of a net increase in project spending specifically for RTU bivalirudin and the bendamustine projects, offset by a reduction in spending on Ryanodex for MH.

Selling, general and administrative expenses decreased by $1.5 million for the three months ended March 31, 2014 to $1.5 million as compared to $3.0 million for the three months ended March 31, 2013. This decrease is primarily related to a $2.0 million decrease in legal and arbitration expenses, offset by a $0.5 million increase in salaries and benefits, professional fees and insurance expense.

Income tax benefit was $1.3 million for the three months ended March 31, 2014.  There was no benefit for the three months ended March 31, 2013. Income tax benefit increased due to the timing of sales of our New Jersey State net operating loss carryforwards.

Net loss for the second quarter of 2014 improved to $3.2 million, or ($0.36) per basic and diluted share, compared to a net loss of $5.6 million, or ($1.84) per basic and diluted share, for the second quarter of 2013.

In connection with the initial public offering, the Company’s Board of Directors approved a one-for-6.41 reverse stock split of the Company’s common stock, all outstanding shares of preferred stock converted into 7,487,928 million shares of common stock.  Additionally, all Series C preferred stock warrants outstanding prior to the initial public offering were exercised for 34,074 shares of common stock.  Following these transactions, the Company’s total issued common stock as of March 31, 2014 was 14,020,133 shares.

Pipeline Developments

The USPTO granted Patent No. 8,685,460 for the treatment of heat stroke with Eagle’s dantrolene formulation. The patent expires in 2023.  Eagle’s dantrolene formulation for the treatment of exertional heat stroke was granted Orphan Drug designation by the FDA on September 25, 2012.

Conference Call

As previously announced, Eagle management will host its second quarter conference call as follows:

Date	Wednesday, May 14, 2014
Time	9:30 a.m. EDT
Telephone	866-952-1906 (U.S.) or 785-424-1825 (International)
Access code	EGRXQ214
Webcast (live and archive)	www.eagleus.com

A telephone replay will be available shortly after the completion of the call for two weeks at 866-952-1906 (U.S.) or 785-424-1825 (International), passcode EGRXQ214.

About Eagle Pharmaceutical, Inc.

Eagle is a specialty pharmaceutical company focused on developing and commercializing injectable products that address the shortcomings, as identified by physicians, pharmacists and other stakeholders, of existing commercially successful injectable products. The Company’s strategy is to utilize the FDA’s 505(b)(2) regulatory pathway.  For more information: www.eagleus.com

Forward-Looking Statements

This press release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995, as amended and other securities laws. Forward-looking statements are statements that are not historical facts. Words such as “expect(s),” “feel(s),” “believe(s),” “will,” “may,” “intends,” “anticipate(s),” “look forward,” “upcoming,” “plan” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding the potential benefits of Ryanodex and bendamustine RTD; our ability to obtain regulatory approval for Ryanodex to treat MH and bendamustine RTD to treat CLL and NHL; the timing of completion of clinical trials, regulatory submissions, and regulatory action; and statements regarding our ability to successfully develop and commercialize our therapeutic products.  All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include, but are not limited to: whether and when, if at all, Ryanodex and bendamustine RTD will receive final approval from the FDA or equivalent foreign regulatory agencies and for which indications; the risks inherent in the early stages of drug development and in conducting clinical trials; the strength and enforceability of our intellectual property rights, whether Ryanodex will be successfully marketed if approved; competition from other pharmaceutical and biotechnology companies; the development of, and our ability to take advantage of, the market for our therapeutic products; general economic conditions; and the other risk factors contained in our Prospectus filed with the Securities and Exchange Commission on February 13, 2014, and our other periodic and interim reports filed from time to time with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof, and we do not undertake any obligation to revise and disseminate forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of or non-occurrence of any events.

Contact:
David E. Riggs
Chief Financial Officer
201-326-5300

— Financial tables follow —

EAGLE PHARMACEUTICALS, INC.

CONDENSED BALANCE SHEETS

	March 31, 2014 (unaudited)	September 30, 2013
ASSETS
Current assets:
Cash and cash equivalents	$54,879,521	$10,455,565
Accounts receivable	7,820,456	5,124,182
Prepaid expenses and other current assets	832,712	1,902,660
Total current assets	63,532,689	17,482,407
Property and equipment, net	377,458	402,286
Other assets	45,000	46,320
Deferred initial public offering costs	—	171,607
Total assets	$63,955,147	$18,102,620
LIABILITIES, SHARES SUBJECT TO REDEMPTION AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$2,458,254	$1,192,600
Accrued expenses	7,115,548	3,129,552
Deferred revenue	9,694,653	10,019,653
Total current liabilities	19,268,455	14,341,805
Redeemable Series C Preferred Stock warrants	—	1,706,829
Shares subject to redemption:
Series A Convertible Preferred Stock, $0.001 par value; 1,500,000 shares and, 14,948,506 shares authorized at March 31, 2014 and September 30, 2013, respectively; no shares issued and outstanding as of March 31, 2014 and 14,948,506 shares issued and outstanding as of September 30, 2013	—	20,056,790
Series B Convertible Preferred Stock, $0.001 par value; no shares and 12,694,561 shares authorized, at March 31, 2014 and September 30, 2013, respectively; no shares issued and outstanding as of March 31, 2014 and 12,694,561 shares issued and outstanding as of September 30, 2013	—	30,089,853
Series B-1 Convertible Preferred Stock, $0.001 par value; no shares and 9,331,374 shares authorized at March 31, 2014 and September 30, 2013, respectively; no shares issued and outstanding as of March 31, 2014 and 9,331,374 shares issued and outstanding as of September 30, 2013	—	19,374,285
Series C Convertible Preferred Stock, $0.001 par value; no shares and 11,901,336 shares authorized at March 31, 2014 and September 30, 2013, respectively; no shares issued and outstanding as of March 31, 2014 and 11,023,232 shares issued and outstanding as of September 30, 2013	—	20,462,072
Commitments and contingencies
Stockholders’ equity (deficit):
Common stock, $0.001 par value; 50,000,000 and 80,000,000 shares authorized as of March 31, 2014 and September 30, 2013, respectively; 14,020,133 and 3,048,131 issued and outstanding as of March 31, 2014 and September 30, 2013, respectively	14,020	3,048
Additional paid in capital	136,812,406	14,203,995
Accumulated deficit	(92,139,734)	(102,136,057)
Total stockholders’ equity (deficit)	44,686,692	(87,929,014)
Total liabilities, shares subject to redemption and stockholders’ equity (deficit)	$63,955,147	$18,102,620

EAGLE PHARMACEUTICALS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2014	2013	2014	2013
Revenue:
Product sales	$1,174,990	$945,010	$3,398,450	$1,200,330
Royalty income	3,564,776	1,535,824	6,832,881	2,763,570
Other income	265,000	—	265,000	—
Total revenue	5,004,766	2,480,834	10,496,331	3,963,900
Operating expenses:
Cost of revenue	3,359,532	1,313,135	7,983,725	1,524,291
Research and development	3,793,789	2,525,001	6,382,754	4,743,616
Selling, general and administrative	1,454,461	2,948,813	2,798,322	4,879,583
Total operating expenses	8,607,782	6,786,949	17,164,801	11,147,490
Loss from operations	(3,603,016)	(4,306,115)	(6,668,470)	(7,183,590)
Interest income	7,557	482	8,821	1,120
Interest expense	(1,432)	(144,941)	(1,432)	(293,103)
Deferred financing costs	—	(28,925)	—	(57,850)
Amortization of debt discount	—	(327,264)	—	(654,528)
Change in value of warrant liability	(382,630)	—	(573,582)	—
Other income	285	2,870	285	2,870
Total other income/(expense)	(376,220)	(497,778)	(565,908)	(1,001,491)
Loss before income tax benefit	(3,979,236)	(4,803,893)	(7,234,378)	(8,185,081)
Income tax benefit	1,294,905	—	1,294,905	898,703
Net loss	$(2,684,331)	$(4,803,893)	$(5,939,473)	$(7,286,378)
Less dividends on Series A, B, B-1 and C Convertible Preferred Stock	$(533,841)	$(810,796)	$(1,666,063)	$(1,629,930)
Net loss attributable to common stockholders	$(3,218,172)	$(5,614,689)	$(7,605,536)	$(8,916,308)
Loss per share attributable to common stockholders Basic and diluted	$(0.36)	$(1.84)	$(1.29)	$(2.95)
Weighted average common shares outstanding Basic and diluted	8,862,212	3,048,131	5,890,949	3,023,850

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